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                                                                    Exhibit 11.1


                             INTERACTIVE GROUP, INC.
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                            YEAR ENDED DECEMBER 31,
                                    --------------------------------------
                                      1996           1995            1994
                                    -------        -------         -------
Net income (loss) ................  $ 1,261        $(1,138)        $ 1,809
                                    =======        =======         =======
Computation of weighted average
  common and common equivalent
  shares outstanding:
  Common stock ...................    4,413          4,084           3,416
  Options and warrants ...........       55             --             156
Shares related to SAB No. 83             --             --             113
                                    -------        -------         -------
Weighted average common and
common equivalent shares used in
computing per share amounts ......    4,468          4,084           3,685
                                    =======        =======         =======
Net income (loss) per share         $   .28        $  (.28)        $   .49
                                    =======        =======         =======